Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No.2 to the Registration Statement on Form F-3 (No. 333-151839) of our report dated 4 March 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Rio Tinto plc’s and Rio Tinto Limited’s Annual Report on Form 20-F for the year ended 31 December 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP	/s/ PricewaterhouseCoopers
PricewaterhouseCoopers LLP	PricewaterhouseCoopers
Chartered Accountants	Chartered Accountants
London, United Kingdom	Brisbane, Australia
17 May 2011	17 May 2011